Exhibit 1

First Quarter 2023 Earnings Webcast April 26, 2023

02

About projections and forward-looking statements

Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the "Company" or "Vista") can be found in the "Investors" section on the website at www.vistaoilandgas.com.
This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission ("SEC"), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission ("CNBV") or an exemption from such registrations.
This presentation does not contain all the Company's financial information. As a result, investors should read this presentation in conjunction with the Company's consolidated financial statements and other financial information available on the Company's website. All the amounts contained herein are unaudited.
Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding.
This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, "Affiliates"), members, directors, officers or employees or any other person (the "Related Parties") as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith.
This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice.
This presentation includes "forward-looking statements" concerning the future. The words such as "believes," "thinks," "forecasts," "expects," "anticipates," "intends," "should," "seeks," "estimates," "future" or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.
There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations – including Vista's anticipated performance and guidance for 2022 included in this presentation – are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act.
These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; uncertainties relating to the effects of the Covid-19 outbreak; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; changes in the regulation of the energy and oil and gas sector in Argentina and Mexico, and throughout Latin America; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; increased market competition in the energy sectors in Argentina and Mexico; and potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions.
Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista's business can be found in Vista's public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx).
You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice.
Other Information. Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information. Accordingly, investors should monitor Vista's Investor Relations website, in addition to following Vista's press releases, SEC filings, public conference calls and webcasts.

03

Consistently delivering strong operational and financial performance

Q1 2023 - HIGHLIGHTS

Production [1]
52.2 Mboe/d
+19% y-o-y

Oil Production
44.0 Mbbl/d
+24% y-o-y

Revenues
303 $MM
+46% y-o-y

Lifting Cost [2]
6.4 $/boe
(18)% y-o-y

CAPEX [3]
162 $MM
+100% y-o-y

Adj. EBITDA [4]
204 $MM
+61% y-o-y

Free Cash Flow [5]
35 $MM
+5% y-o-y

Net Leverage Ratio
0.37x
(55)% y-o-y

Adj. Net Income [6]
72 $MM
+84% y-o-y

Adj. EPS [7]
0.8 $/sh
+82% y-o-y

(1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations
(2) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration and G&A costs
(3) Property, plant and equipment additions
(4) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.
(5) Free cash flow = Operating activities cash flow + Investing activities cash flow
(6) Adjusted net income/loss = Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment (recovery) of long-lived assets
(7) Adj. EPS = Adj. Net Income divided by weighted average number of ordinary shares

VISTA
ENERGY FOR TOMORROW

04 Production growth driven by solid performance in Vaca Muerta TOTAL PRODUCTION (1) OIL PRODUCTION NATURAL GAS PRODUCTION Mboe/d Mbbl/d MMm3/d +19% +24% (1)% +25% 54.7 +7% +30% +5% 52.2 43.9 45.7 +7% 44.0 1.24 1.35 +7% 1.23 35.6 48.7 41.8 41.0 1.17 1.15 34.0 Q1-22 Q4-22 Q1-23 Q1-22 Q4-22 Q1-23 Q1-22 Q4-22 Q1-23 Production from transferred assets (2) Pro forma (3) Actuals Double-digit interannual production growth reflects strong performance of shale oil projects, offsetting impact of transaction to fully focus on shale operations as of March 1, 2023 Recorded 7% sequential production growth on a proforma basis, driven by tie-ins of 5-well pad BPO-15 and well BPE-2301h (1) LPG production in Q1 2023 totaled 407 boe/d, compared to 460 boe/d in Q4 2022 and 452 boe/d in Q1 2022 (2) Includes Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito SE concessions transferred to Aconcagua, effective as of March 1st, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the divested assets (3) Total production net of transferred assets. Shows production as if the transaction had occurred on March 1, 2022

05 Extended drilling inventory Development hub Aguada 20 UPDATED WELL INVENTORY Aguila Mora 4 Federal (AM) (AF) 2 3 Block Wells Proved Landing Zones 1 40 La Cocina Bajada del BPO 550 Organic Bandurria Palo Este Lower Carbonate Norte 5 14 (BPE) (BN) 25 BPE 150 La Cocina 1 11 Bajada del La Cocina Palo Oeste AF 150 Organic Development hub 1 3 15 10 13 (BPO) 2 3 La Cocina BN 150 4 2 8 7 121617 9 6 Organic Pads tied-in to date: BPO BPE(1) AF Pads with ongoing D&C activity: BPO Total 1,000 35 30 BAJADA DEL PALO OESTE AGUADA FEDERAL BAJADA DEL PALO ESTE Well inventory in Aguila Mora will be updated in upcoming quarters upon Solid performance to date, with 60 Completed and tied-in 4- Completed and tied-in well completion of pilot wells tied-in and producing on well pad AF-4 in late Mar- BPE-2301h in Feb-23. average 3% above BPO type curve 23. Landed 2 wells in La We have drilled and completed a total Solid productivity proves for the first 360 days (2) Cocina, 1 in Orgánico, 1 in of 74 wells from our inventory to continuity of geological model date Finished drilling 4-well pad BPO-16 Middle Carbonate and increases inventory to up (2 wells landed in La Cocina, 2 in to 150 wells Orgánico) Completed and tied-in well Started drilling 4-well pad BPO-17 BPE-2202h in Apr-23 Both pads expected to be completed and tied-in by early July (1) BPE-2 and BPE-3 are single-well pads (2) Normalized to a standard well design of 2,800 meters lateral length and 47 frac stages per well. Compares production of first 40 wells in BPO at 360 days

06 Strong y-o-y revenue growth REVENUES AVERAGE CRUDE OIL PRICE AVERAGE NATURAL GAS PRICE $MM $/bbl $/MMBtu +46% +4% +54% 308.1 303.2 4.7 68.9 66.6 4.5 64.1 207.9 3.0 60% 55% 38% Q1-22 Q4-22 Q1-23 Q1-22 Q4-22 Q1-23 Q1-22 Q4-22 Q1-23 Total Revenues % of export in total revenues Strong increase y-o-y, driven by Realized oil prices of 65.9 $/bbl (1) Interannual increase driven by 24% boost in oil production and 4% in the domestic market and 69.8 sales to industrial customers at improvement in realized oil prices $/bbl (2) in the export market 3.0 $/MMBtu, and exports to 55% of LTM revenues from export Exported 2.4 MMbbl (26.9 Mbbl/d) Chile at 8.9 $/MMBtu (30% of markets of crude oil, representing 58% of total gas sales volumes) total oil sales volumes and 60% of total oil revenues (1) Does not include trucking transportation cost from sales point to refinery, total realized oil price net of this cost is 62.2 $/bbl (2) Net of export tax. Export price before export tax was 75.4 $/bbl in Q1-23

07 Cost reduction driven by focus on shale operations LIFTING COST (1) LIFTING COST PER BOE (1)(2) $MM $/boe (2)% (18)% 36.1 7.8 30.8 30.1 7.2 6.4 54.7 52.2 37.7 Q1-22 Q4-22 Q1-23 Q1-22 Q4-22 Q1-23 Lifting cost per boe Total production (Mboe/d) Lifting cost has two months of full operations and one month that captures the benefits from the agreement to fully focus on shale oil operations (effective as of March 1, 2023) On track to deliver on 5.5 $/boe guidance for 2023 (1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration and G&A costs. (2) Lifting cost is shown as Operating costs in our Income Statement. Lifting cost per boe = Operating costs / Total production. Lifting cost for Q1-23 (6.4 $/boe) = Operating costs (30.1 $MM) / Total production (4.7 MMboe)

08

Focus on shale operations leads to higher margins and netback


ADJ. EBITDA (1)
$MM
61%
127.1
201.7
204.4
Q1-22
Q4-22
Q1-23


ADJ. EBITDA MARGIN
%
+6 pp
61%
65%
67%
64.1
68.9
66.6
Q1-22
Q4-22
Q1-23
Adj. EBITDA margin
Realized crude oil price ($/bbl)


NETBACK (2)
$/boe
+35%
32.2
40.1
43.5
Q1-22
Q4-22
Q1-23

- Adj. EBITDA y-o-y increase driven by strong revenue growth and lower lifting cost
- Increase in Adj. EBITDA margin and Netback driven by higher prices and focus on shale oil operations

(1) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets+ Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

(2) Netback = Adj. EBITDA / Total production

VISTA
ENERGY FOR TOMORROW

09

Another positive free cash flow quarter

Q1 2023 CASH FLOW EVOLUTION (1)


$MM
244.4
158.8
(124.0)
71.1
350.2
Beginning of period cash position
Operating activities cash flow
Investing activities cash flow
Financing activities cash flow (2)
End of period cash position

- Recorded 34.7 $MM of positive free cash flow for the quarter (3)
- Operating activities cash flow includes 16 $MM payment to Oldelval
- Cash flow used in investing reflects an increase in accounts payable and 10 $MM upfront payment received from Aconcagua in February
- Issued bonds series XVIII and XIX in the Argentine domestic market for 118.5 $MM (dollar-linked, bullet, zero-coupon with maturity in Q1-27) and 16.5 $MM (dollar-linked, bullet with a 1% coupon and maturity in Q1-28), respectively
- Reduced net leverage ratio to 0.37x LTM Adj. EBITDA

FREE CASH FLOW (3)


$MM
33.0
57.2
34.7
Q1-22
Q4-22
Q1-23

NET LEVERAGE RATIO


X Adj. EBITDA
0.82
0.40
0.37
Q1-22
Q4-22
Q1-23

(1) Cash is defined as Cash, bank balances and other short-term investments
(2) For the purpose of this graph, cash flow used in by financing activities is the sum of: (i) cash flow generated in by financing activities for 92.0 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for (21.0) $MM; and (iii) the variation in Government bonds for 0.1 $MM
(3) Free cash flow = Operating activities cash flow + Investing activities cash flow

VISTA
ENERGY FOR TOMORROW

10 Closing remarks Strong execution Focus on shale oil Strong operational Shareholders in development operations drives and financial approved extension hub. Successful improvement in performance reflect of our share results in BPE lifting cost, netback that we are on track buyback plan from extend ready-to- and margins to meet our 2023 20 $MM to 50 $MM drill inventory objectives

THANKS! Q&A